SUPPLEMENTAL INDENTURE NUMBER ONE
to the
INDENTURE
Dated as of September 29, 2006
among

AMERICAN HOME MORTGAGE INVESTMENT TRUST 2006-2, as Issuing Entity

and
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Indenture Trustee

SUPPLEMENTAL INDENTURE NUMBER ONE, dated September 29, 2006, between AMERICAN HOME MORTGAGE INVESTMENT TRUST 2006-2 as the issuing entity (the “Issuing Entity”) and DEUTSCHE BANK NATIONAL TRUST COMPANY as the indenture trustee (the “Indenture Trustee”) in connection with the Indenture dated as of June 30, 2006 between the above mentioned parties (the “Indenture”) and the issuance of Mortgage-Backed Notes, Series 2006-2. This amendment is made pursuant to Section 9.01(b) of the Indenture.

1. Capitalized terms not defined herein have the meanings assigned to them in the Indenture.

2. Section 3.01 of the Indenture is hereby amended effective as of the date hereof by adding “In the event that the Master Servicer and Securities Administrator are no longer affiliated, the Master Servicer shall establish and maintain an account separate from the Payment Account into which any funds remitted by the Sponsor and any Servicer will be deposited. No later than noon New York time on the Business Day prior to each Distribution Date, the Master Servicer shall remit any such funds to the Paying Agent for deposit in the Payment Account.” after the last sentence of such section.

3.  Section 8.10(a) of the Indenture is hereby amended effective as of the date hereof by deleting “To remit to the Securities Administrator, on the Business Day prior to each Payment Date, for deposit in the Payment Account the funds in the Payment Account which are to be distributed to the Securities Administrator and the Noteholders and Certificateholders as provided in this Indenture on a Payment Date;” from paragraph (i) and replacing it with “to make withdrawals pursuant to Section 3.05”.

4. The definition for “Payment Account” in the Appendix A to the Indenture is hereby amended effective as of the date hereof by deleting the reference to “Section 3.01” and replacing it with “Section 8.09”.

5. Notice of this Supplemental Indenture has been given to each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Fitch Ratings and Moody’s Investors Service, Inc. pursuant to 9.01(b) of the Indenture.

6. Except as amended above, the Indenture shall continue to be in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Issuing Entity, the Securities Administrator and the Indenture Trustee have caused their duly authorized representatives to execute and deliver this instrument as of the date first above written.

AMERICAN HOME MORTGAGE INVESTMENT TRUST 2006-2, as Issuing Entity

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee

By:	/s/ Roseline K. Maney
Name: Roseline K. Maney
Title: Vice President

WELLS FARGO BANK, N.A., as Securities Administrator

By: /s/ Peter A. Gobell
Name: Peter A. Gobell
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Karlene Benvenuto
Name: Karlene Benvenuto
Title: Authorized Signer

By:	/s/ Ronaldo Reyes
Name: Ronaldo Reyes
Title: Vice President

Acknowledged and Agreed: CIFG ASSURANCE NORTH AMERICA, INC., as Credit Enhancer

By:	/s/ Michael S. Knopf
Name:	Michael S. Knopf
Title:	Managing Director and Vice President